Exhibit 99.1

Crane Co.	News

Contact:
Jason D. Feldman
Vice President, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports Third Quarter 2020 Results

Highlights from Third Quarter 2020 Results:

•	GAAP earnings per diluted share (EPS) of $0.97 compared to $1.19 in the third quarter of 2019.

•	Excluding Special Items, EPS of $1.05 compared to $1.40 in the third quarter of 2019.

•	Raising and narrowing 2020 GAAP EPS guidance range to $3.10-$3.35 from the prior range of $2.65-$3.45.

•	Excluding Special Items, raising and narrowing 2020 EPS guidance range to $3.75-$4.00 from the prior range of $3.30-$4.10.

•	Raising and narrowing 2020 free cash flow guidance range to $230-$260 million from the prior range of $200-$250 million (cash provided by operating activities less capital spending).

STAMFORD, CONNECTICUT - October 26, 2020 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported third quarter 2020 GAAP earnings per diluted share (EPS) of $0.97, compared to $1.19 in the third quarter of 2019. Excluding Special Items, third quarter 2020 EPS was $1.05, compared to $1.40 in the third quarter of 2019. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)

Third quarter 2020 sales were $735 million, a decline of 5% compared to the third quarter of 2019. The sales decline was comprised of a $104 million, or 13%, decline in core sales, partially offset by a $57 million, or 7%, benefit from acquisitions and $10 million, or 1%, of favorable foreign exchange. The core sales decline was attributable to COVID-19 related macroeconomic factors.

Third quarter 2020 operating profit was $85 million compared to $109 million in the third quarter of 2019. Operating profit margin was 11.6% compared to 14.2% in the third quarter of 2019. Excluding Special Items, third quarter 2020 operating profit was $92 million compared to $114 million in the third quarter of 2019. Excluding Special Items, operating profit margin was 12.4% compared to 14.8% in the third quarter of 2019. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)

Max Mitchell, Crane Co. President and Chief Executive Officer stated: “While uncertainty remains elevated, the year has progressed largely as we expected when we reset guidance in April. Our teams continue to execute extremely well in this challenging environment, and we are pleased with our third quarter results which were solid in light of current market conditions. We have further narrowed our guidance range to reflect that we now have only a few months left of the year, and we raised the midpoint of our guidance primarily to reflect operational outperformance year-to-date compared to our expectations, as well as some recent incremental strength at Crane Currency and Engineered Materials. I continue to remain highly confident in the strength and resilience of Crane's portfolio and in our long-term outlook as end markets continue to recover."
Cash Flow, Liquidity, and Other Financial Metrics
Cash provided from operating activities in the third quarter of 2020 was $132 million compared to $119 million in the third quarter of 2019. Capital expenditures in the third quarter of 2020 were $7 million compared to $15 million in the third quarter of 2019. Third quarter 2020 free cash flow (cash provided by operating activities less capital spending) was $124 million compared to $104 million in the third quarter of 2019.

Cash provided from operating activities in the first nine months of 2020 was $208 million compared to $171 million in the first nine months of 2019. Capital expenditures in the first nine months of 2020 were $21 million compared to $51 million in the first nine months of 2019. Free cash flow for the first nine months of 2020 was $188 million compared to $120 million in the first nine months of 2019.
The Company held $605 million in cash and short-term investments at September 30, 2020, compared to $394 million at December 31, 2019. Total debt was $1,324 million at September 30, 2020, compared to $991 million at December 31, 2019. As of September 30, 2020, liquidity of approximately $1,018 million was comprised of $605 million in cash and short-term investments, and $413 million available under our revolving credit facility.
Third Quarter 2020 Segment Results
All comparisons detailed in this section refer to operating results for the third quarter 2020 versus the third quarter 2019.
Fluid Handling

	Third Quarter		Change
(dollars in millions)	2020	2019
Sales	$252	$276	$(24)	(9%)

Operating Profit	$26	$35	$(10)	(27%)
Operating Profit, before Special Items*	$29	$38	$(9)	(24%)

Profit Margin	10.3%	12.8%
Profit Margin, before Special Items*	11.4%	13.8%

*Please see the attached Non-GAAP Financial Measures tables
Sales of $252 million decreased $24 million, or 9%, driven by a $42 million, or 15%, decline in core sales, partially offset by a $15 million, or 5%, benefit from an acquisition and $4 million, or 1%, of favorable foreign exchange. Operating profit margin declined to 10.3%, compared to 12.8% last year, primarily reflecting lower volumes, partially offset by productivity and cost reduction measures.

Excluding Special Items, operating profit margin declined to 11.4%, compared to 13.8% last year. Fluid Handling order backlog was $305 million at September 30, 2020 which includes $11 million related to the January 2020 I&S acquisition, compared to $267 million at December 31, 2019, and compared to $272 million at September 30, 2019.

Payment & Merchandising Technologies

	Third Quarter		Change
(dollars in millions)	2020	2019
Sales	$277	$249	$28	11%
Sales, including acquisition-related deferred revenue*	$280	$249	$31	12%

Operating Profit	$41	$35	$5	15%
Operating Profit, before Special Items*	$44	$36	$8	23%

Profit Margin	14.6%	14.1%
Profit Margin, before Special Items*	15.8%	14.5%

*Please see the attached Non-GAAP Financial Measures tables
Sales of $277 million increased $28 million, or 11%, driven by a $42 million, or 17%, benefit from an acquisition, and $6 million, or 2%, of favorable foreign exchange, partially offset by a $19 million, or 8%, decline in core sales. Including $2.6 million of acquisition-related deferred revenue, sales in the third quarter of 2020 were $280 million. Operating profit margin increased to 14.6%, from 14.1% last year as productivity and benefits from cost saving measures more than offset the impact of lower volumes. Excluding Special Items, operating profit margin increased to 15.8%, from 14.5% last year.

Aerospace & Electronics

	Third Quarter		Change
(dollars in millions)	2020	2019
Sales	$157	$197	$(40)	(20%)

Operating Profit	$25	$47	$(23)	(48%)
Operating Profit, before Special Items*	$25	$48	$(24)	(49%)

Profit Margin	15.6%	23.9%
Profit Margin, before Special Items*	15.6%	24.4%

*Please see the attached Non-GAAP Financial Measures tables
Sales of $157 million decreased $40 million, or 20%, driven by lower core sales. Operating profit margin declined to 15.6%, from 23.9% last year, primarily reflecting lower core volumes, partially offset by strong productivity and the benefit of cost reduction measures. Excluding Special Items, operating profit margin declined to 15.6%, from 24.4% last year. Aerospace & Electronics' order backlog was $498 million at September 30, 2020, compared to a record $567 million at December 31, 2019, and compared to $564 million at September 30, 2019.

Engineered Materials

	Third Quarter		Change
(dollars in millions)	2020	2019
Sales	$48	$50	$(2)	(4%)

Operating Profit	$9	$6	$3	53%

Profit Margin	18.6%	11.8%
Sales decreased $2 million, or 4%, driven primarily by lower sales to the Building Products market, partially offset by stronger sales to Recreational Vehicle customers. Operating profit margin increased to 18.6%, from 11.8% last year, primarily reflecting productivity, the benefit of cost reduction measures, and lower material costs.

Updating Full Year Outlook
The Company’s current and best estimate of full-year 2020 GAAP EPS is now $3.10-$3.35, compared to the prior range of $2.65-$3.45. Excluding Special Items, the Company's current and best estimate of full-year 2020 EPS is now $3.75-$4.00, compared to the prior range of $3.30-$4.10. We now expect a full-year 2020 core sales decline of approximately 17% to 19%, compared to our prior expectation of a decline in the range of 17% to 21%. Our revised outlook for full-year 2020 free cash flow (cash provided by operating activities less capital spending) is now $230-$260 million compared to our prior outlook for a range of $200-$250 million. (Please see the attached non-GAAP Financial Measures tables.)

We note that continued uncertainty regarding the potential impact of the COVID-19 pandemic on demand and operations poses unique and substantial challenges for normal forecasting methodologies, making it difficult to accurately project future financial results.

Additional Information
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the third quarter financial results on Tuesday, October 27, 2020 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense markets, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane Co. has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the management’s current beliefs, expectations, plans, assumptions and objectives regarding Crane Co.’s future financial performance and are subject to significant risks and uncertainties. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors, including risks and uncertainties related to the ongoing COVID-19 pandemic, that could cause actual results or outcomes to differ materially from those expressed or implied in these forward-looking statements. Such factors also include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices; the financial condition of our customers and suppliers; economic, social and political instability, currency fluctuation and other risks of doing business outside of the United States; competitive pressures, including the need for technology improvement, successful new product development and introduction and any inability to pass increased costs of raw materials to customers; our ability to value and successfully integrate acquisitions, to realize synergies and opportunities for growth and innovation, and to attract and retain highly qualified personnel and key management; a reduction in congressional appropriations that affect defense spending and our ability to predict the timing and award of substantial contracts in our banknote business; adverse effects on our business and results of operations, as a whole, as a result of increases in asbestos claims or the cost of defending and settling such claims; adverse effects as a result of environmental remediation activities, costs, liabilities and related claims; investment performance of our pension plan assets and fluctuations in interest rates, which may affect the amount and timing of future pension plan contributions; and other risks noted in reports that we file with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and subsequent reports filed with the Securities and Exchange Commission. Crane Co. does not undertake any obligation to update or revise any forward-looking statements.

(Financial Tables Follow)

CRANE CO.
Income Statement Data
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales:
Fluid Handling	$252.3	$276.1	$748.2	$840.4
Payment & Merchandising Technologies	277.2	248.9	822.1	843.7
Aerospace & Electronics	157.0	197.2	507.3	596.3
Engineered Materials	48.3	50.1	132.9	165.2
Total net sales	734.8	772.3	2,210.5	2,445.6

Operating profit (loss):
Fluid Handling	25.9	35.4	74.1	106.8
Payment & Merchandising Technologies	40.5	35.1	68.9	124.8
Aerospace & Electronics	24.5	47.2	87.8	141.4
Engineered Materials	9.0	5.9	17.7	22.8
Corporate	(15.0)	(14.3)	(44.5)	(50.0)
Total operating profit	84.9	109.3	204.0	345.8

Interest income	0.6	0.6	1.3	1.9
Interest expense	(14.4)	(11.7)	(41.3)	(35.0)
Miscellaneous, net	4.3	(4.5)	10.6	3.9
Income before income taxes	75.4	93.7	174.6	316.6
Provision for income taxes	18.8	21.1	40.4	70.5
Net income before allocation to noncontrolling interests	56.6	72.6	134.2	246.1

Less: Noncontrolling interest in subsidiaries' earnings	—	0.1	—	0.2

Net income attributable to common shareholders	$56.6	$72.5	$134.2	$245.9

Share data:
Earnings per diluted share	$0.97	$1.19	$2.28	$4.05

Average diluted shares outstanding	58.5	60.8	58.9	60.8
Average basic shares outstanding	58.1	60.0	58.4	59.9

Supplemental data:
Cost of sales	$480.0	$494.4	$1,445.3	$1,557.4
Selling, general & administrative	169.9	168.6	561.2	542.4
Acquisition-related and integration charges [1]	2.7	0.2	10.3	3.7
Repositioning related charges, net [1,2]	1.4	4.5	26.5	16.2
Depreciation and amortization [1]	32.4	27.9	95.3	84.2
Stock-based compensation expense [1]	5.7	5.6	16.2	16.8
1 Amounts included within cost of sales and/or selling, general & administrative costs.
2 Repositioning related charges in 2020 primarily consist of COVID-19 related severance and, to a lesser extent, acquisition-related repositioning and facility consolidation.

Totals may not sum due to rounding

CRANE CO.
Condensed Balance Sheets
(in millions)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$544.6	$393.9
Accounts receivable, net	439.5	555.1
Current insurance receivable - asbestos	14.1	14.1
Inventories, net	456.0	457.3
Other current assets	167.9	79.5
Total current assets	1,622.1	1,499.9

Property, plant and equipment, net	595.6	616.3
Long-term insurance receivable - asbestos	74.5	83.6
Other assets	741.0	751.5
Goodwill	1,589.8	1,472.4

Total assets	$4,623.0	$4,423.7

Liabilities and equity
Current liabilities
Short-term borrowings	$481.4	$149.4
Accounts payable	225.8	311.1
Current asbestos liability	65.0	65.0
Accrued liabilities	361.7	378.2
Income taxes	9.2	13.0
Total current liabilities	1,143.1	916.7

Long-term debt	842.7	842.0
Long-term deferred tax liability	54.4	55.8
Long-term asbestos liability	614.2	646.6
Other liabilities	459.5	486.3

Total equity	1,509.1	1,476.3

Total liabilities and equity	$4,623.0	$4,423.7

Totals may not sum due to rounding

CRANE CO.
Condensed Statements of Cash Flows
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating activities:
Net income attributable to common shareholders	$56.6	$72.5	$134.2	$245.9
Noncontrolling interest in subsidiaries' earnings	—	0.1	—	0.2
Net income before allocations to noncontrolling interests	56.6	72.6	134.2	246.1
Loss on deconsolidation of joint venture	—	—	—	1.2
Unrealized loss on marketable securities	—	3.1	—	—
Realized gain on marketable securities	—	(1.1)	—	(1.1)
Depreciation and amortization	32.4	27.9	95.3	84.2
Stock-based compensation expense	5.7	5.6	16.2	16.8
Defined benefit plans and postretirement (credit) cost	(1.8)	3.6	(4.5)	(0.4)
Deferred income taxes	—	8.0	7.5	18.8
Cash provided by (used for) operating working capital	45.9	14.3	(8.2)	(157.1)
Defined benefit plans and postretirement contributions	(0.8)	(0.9)	(3.1)	(6.0)
Environmental payments, net of reimbursements	0.8	(2.5)	(2.9)	(6.5)
Other	(2.8)	(1.0)	(2.7)	4.0
Subtotal	136.0	129.6	231.8	200.0
Asbestos related payments, net of insurance recoveries	(4.5)	(11.1)	(23.7)	(29.0)
Total provided by operating activities	131.5	118.5	208.1	171.0

Investing activities:
Proceeds from (payments for) acquisitions, net of cash acquired	3.1	—	(169.2)	—
Proceeds from disposition of capital assets	1.2	0.4	3.9	1.3
Capital expenditures	(7.1)	(14.8)	(20.6)	(50.9)
Impact of deconsolidation of joint venture	—	—	—	(0.2)
Purchase of marketable securities	(60.0)	—	(60.0)	(8.8)
Proceeds from sale of marketable securities	—	9.9	—	9.9
Total used for investing activities	(62.8)	(4.5)	(245.9)	(48.7)

Financing activities:
Dividends paid	(25.0)	(23.4)	(75.4)	(70.1)
Reacquisition of shares on open market	—	—	(70.0)	—
Stock options exercised, net of shares reacquired	3.5	1.4	4.2	2.6
Debt issuance costs	—	—	(1.3)	—
Repayment of long-term debt	—	(1.7)	—	(4.5)
Proceeds from issuance of long-term debt	—	—	—	3.0
Proceeds from issuance of commercial paper with maturities greater than 90 days	—	—	251.3	—
Repayments of commercial paper with maturities greater than 90 days	(92.1)	—	(188.6)	—
Net repayments of commercial paper with maturities of 90 days or less	(14.0)	—	(76.8)	—
Proceeds from revolving credit facility	—	—	77.2	—
Repayments from revolving credit facility	—	—	(77.2)	—
Proceeds from term loan	—	—	343.9	—
Total (used for) provided by financing activities	(127.6)	(23.7)	187.3	(69.0)
Effect of exchange rate on cash and cash equivalents	11.4	(8.5)	1.2	(7.9)
(Decrease) increase in cash and cash equivalents	(47.5)	81.8	150.7	45.4
Cash and cash equivalents at beginning of period	592.1	307.0	393.9	343.4
Cash and cash equivalents at end of period	$544.6	$388.8	$544.6	$388.8
Totals may not sum due to rounding

CRANE CO.
Order Backlog
(in millions)

	September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019
Fluid Handling	$304.8	[1]	$298.6	[1]	$293.4	[1]	$267.0		$272.1
Payment & Merchandising Technologies	270.1	[2]	285.5	[2]	326.3	[2]	311.4	[2]	291.8
Aerospace & Electronics	498.1		505.7		547.5		567.4		564.3
Engineered Materials	11.1		10.1		10.8		9.4		10.1
Total backlog	$1,084.1		$1,099.9		$1,178.0		$1,155.2		$1,138.3

1 Includes $11 million, $11 million and $12 million as of September 30, 2020 June 30, 2020 and March 31, 2020, respectively, of backlog pertaining to the I&S business acquired in January 2020

2 Includes $40 million, $46 million, $43 million and $44 million as of September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively, of backlog pertaining to the Cummins Allison business acquired in December 2019.

Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,		Percent Change
	2020	2019	2020	2019	Three Months	Nine Months
INCOME ITEMS

Net sales - GAAP	$734.8	$772.3	$2,210.5	$2,445.6	(4.9)%	(9.6)%
Acquisition-related deferred revenue [1]	2.6	—	7.7	—
Net sales before special items	$737.4	$772.3	$2,218.2	$2,445.6	(4.5)%	(9.3)%

Operating profit - GAAP	84.9	109.3	204.0	345.8	(22.3)%	(41.0)%
Percentage of sales	11.6%	14.2%	9.2%	14.1%

Special items impacting operating profit:
Acquisition-related deferred revenue [1]	2.6	—	7.7	—
Acquisition-related and integration charges	2.7	0.2	10.3	3.7
Repositioning related charges, net of gain on property sale [2]	1.4	4.5	26.5	16.2
Operating profit before special items	$91.6	$114.0	$248.5	$365.7	(19.6)%	(32.0)%
Percentage of sales	12.4%	14.8%	11.2%	15.0%

Net income attributable to common shareholders - GAAP	$56.6	$72.5	$134.2	$245.9	(21.9)%	(45.4)%
Per diluted share	$0.97	$1.19	$2.28	$4.05	(18.5)%	(43.7)%

Special items impacting net income attributable to common shareholders:
Acquisition-related deferred revenue - net of tax [1]	1.9	—	5.7	—
Per diluted share	$0.03		$0.10
Acquisition-related and integration charges - net of tax	2.1	0.1	7.9	2.6
Per diluted share	$0.04	$0.00	$0.13	0.04
Repositioning related charges, net of gain on property sale - net of tax [2]	1.0	6.2	19.9	16.6
Per diluted share	$0.02	$0.10	$0.34	$0.27
Unrealized gain on marketable securities - net of tax	—	2.5	—	—
Per diluted share		$0.04
Realized gain on marketable securities - net of tax	—	(0.8)	—	(0.8)
Per diluted share		$(0.01)		$0.00
Impact of non-cash pension cost adjustment - net of tax	—	4.5	—	4.5
Per diluted share		$0.07		$0.07
Deconsolidation of joint venture - net of tax	—	—	—	0.8
Per diluted share				$0.01
Net income attributable to common shareholders before special items	$61.6	$85.0	$167.7	$269.6	(27.5)%	(37.8)%
Per diluted share	$1.05	$1.40	$2.85	$4.44	(24.7)%	(35.9)%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Special items impacting provision for income taxes:
Provision for income taxes - GAAP	$18.8	$21.1	$40.4	$70.5
Tax effect of acquisition-related deferred revenue [1]	0.7	—	2.0	—
Tax effect of acquisition-related and integration charges	0.6	0.1	2.4	1.1
Tax effect of repositioning related charges [2]	0.4	(1.7)	6.6	1.4
Tax effect of unrealized loss on marketable securities	—	0.7	—	(0.7)
Tax effect of realized gain on marketable securities	—	(0.3)	—	—
Tax effect of deconsolidation of joint venture	—	—	—	0.4
Tax effect of impact of non-cash pension cost adjustment	—	1.3	—	—
Provision for income taxes before special items	$20.5	$21.2	$51.4	$72.7

1 Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
2 Repositioning related charges in 2020 primarily consist of COVID-19 related severance and, to a lesser extent, acquisition-related repositioning and facility consolidation.
Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures
Segment Information
(in millions)

For the three months ended September 30, 2020	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales - GAAP	$252.3	$277.2	$157.0	$48.3	$—	$734.8
Acquisition-related deferred revenue[1]	—	2.6	—	—	—	2.6
Net sales before special items	$252.3	$279.8	$157.0	$48.3	$—	$737.4

Operating profit (loss) - GAAP	25.9	40.5	24.5	9.0	(15.0)	84.9
Acquisition-related deferred revenue[1]	—	2.6	—	—	—	2.6
Acquisition-related and integration charges	1.7	1.0	—	—	—	2.7
Repositioning related charges, net [2]	1.2	0.2	—	—	—	1.4
Operating profit (loss) before special items	$28.8	$44.3	$24.5	$9.0	$(15.0)	$91.6
Percentage of sales	11.4%	15.8%	15.6%	18.6%		12.4%

For the three months ended September 30, 2019	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales	$276.1	$248.9	$197.2	$50.1	$—	$772.3

Operating profit (loss) - GAAP	35.4	35.1	47.2	5.9	(14.3)	109.3
Acquisition-related and integration charges	—	0.1	—	—	0.1	0.2
Repositioning related charges, net	2.6	0.9	1.0	—	—	4.5
Operating profit (loss) before special items	$38.0	$36.1	$48.2	$5.9	$(14.2)	$114.0
Percentage of sales	13.8%	14.5%	24.4%	11.8%		14.8%

For the nine months ended September 30, 2020	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales - GAAP	$748.2	$822.1	$507.3	$132.9	$—	$2,210.5
Acquisition-related deferred revenue[1]	—	7.7	—	—	—	7.7
Net sales before special items	$748.2	$829.8	$507.3	$132.9	$—	$2,218.2

Operating profit (loss) - GAAP	74.1	68.9	87.8	17.7	(44.5)	204.0
Acquisition-related deferred revenue[1]	—	7.7	—	—	—	7.7
Acquisition-related and integration charges	5.0	5.1	—	—	0.2	10.3
Repositioning related charges, net [2]	7.7	13.5	4.7	0.6	—	26.5
Operating profit (loss) before special items	$86.8	$95.2	$92.5	$18.3	$(44.3)	$248.5
Percentage of sales	11.6%	11.5%	18.2%	13.8%		11.2%

For the nine months ended September 30, 2019	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales	$840.4	$843.7	$596.3	$165.2	$—	$2,445.6

Operating profit (loss) - GAAP	106.8	124.8	141.4	22.8	(50.0)	345.8
Acquisition-related and integration charges	—	1.6	—	—	2.1	3.7
Repositioning related charges, net	7.3	5.6	3.3	—	—	16.2
Operating profit (loss) before special items	$114.1	$132.0	$144.7	$22.8	$(47.9)	$365.7
Percentage of sales	13.6%	15.7%	24.3%	13.8%		15.0%

1 Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
2 Repositioning related charges in 2020 primarily consist of COVID-19 related severance and, to a lesser extent, acquisition-related repositioning and facility consolidation.
Totals may not sum due to rounding

CRANE CO.
Guidance
(in millions, except per share data)

	2020 Full Year Guidance
SALES GUIDANCE:	Low	High

Sales - GAAP basis	$2,890	$2,940
Acquisition-related deferred revenue[1]	10	10
Sales - non-GAAP basis	$2,900	$2,950

	2020 Full Year Guidance
EARNINGS PER SHARE GUIDANCE:	Low	High

Earnings per share - GAAP basis	$3.10	$3.35
Repositioning and other [2]	0.40	0.40
M&A related [3]	0.25	0.25
Earnings per share - non-GAAP basis	$3.75	$4.00

1 Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
2 Repositioning related charges in 2020 primarily consist of COVID-19 related severance and, to a lesser extent, acquisition-related repositioning and facility consolidation.
3 Includes acquisition-related deferred revenue and acquisition-related and integration charges.

	Three Months Ended September 30,		Nine Months Ended September 30,		2020 Full Year Guidance
CASH FLOW ITEMS:	2020	2019	2020	2019	Low	High
Cash provided by operating activities before asbestos-related payments	$136.0	$129.6	$231.8	$200.0	$320.0	$350.0
Asbestos-related payments, net of insurance recoveries	(4.5)	(11.1)	(23.7)	(29.0)	(50.0)	(50.0)
Cash provided by operating activities	131.5	118.5	208.1	171.0	270.0	300.0
Less: Capital expenditures	(7.1)	(14.8)	(20.6)	(50.9)	(40.0)	(40.0)
Free cash flow	$124.4	$103.7	$187.5	$120.1	$230.0	$260.0

Totals may not sum due to rounding

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Certain non-GAAP measures are provided in this presentation. Management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods. Specifically, management believes that, when considered together with reported amounts, these non-GAAP measures are useful to investors and management in understanding ongoing operations and by providing a clearer view of the underlying trends of the business. In addition, Free Cash Flow provides supplemental information to assist investors and management in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company's long-term debt. Management uses non-GAAP financial measures in evaluating the Company's core operating results and financial performance. Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed as a supplement to, and not as a substitute for or superior to, the Company’s reported results prepared in accordance with GAAP. Reconciliations of the Company’s non-GAAP financial measures to the most directly comparable GAAP results are included in the tables at the end of this press release.